Exhibit 4.9.4
The taking of this document or any certified copy of it or any other document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee.
FOURTH SENIOR SECURED NOTES REGISTRATION RIGHTS AGREEMENT JOINDER
     With respect to the Senior Secured Notes Registration Rights Agreement, dated as of October 15, 2010, among RGHL US Escrow I Inc., a company incorporated under the laws of the State of Delaware (the “US Corporate Escrow Issuer”), RGHL US Escrow I LLC, a limited liability company organized under the laws of the State of Delaware (the “US LLC Escrow Issuer”) and RGHL Escrow Issuer (Luxembourg) I S.A., a company incorporated as a société anonyme (a public limited liability company) under the laws of Luxembourg (the “Lux Escrow Issuer” and, together with the US Corporate Escrow Issuer and the US LLC Escrow Issuer, the “Escrow Issuers”), and Credit Suisse Securities (USA) LLC, as representative of the Initial Purchasers (as defined therein and, such agreement, the “Senior Secured Notes Registration Rights Agreement”), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the signatory hereto assumes all of the rights and obligations as Guarantors under the Senior Secured Notes Registration Rights Agreement, in each case, as of the effective time of the Escrow Release Date (as defined in the Senior Secured Notes Registration Rights Agreement) and as though it had entered into the Senior Secured Notes Registration Rights Agreement on October 15, 2010. The obligations assumed by the Guarantor under this Fourth Senior Secured Notes Registration Rights Agreement Joinder, dated August 5, 2011, shall be joint and several obligations. Capitalized terms used but not defined in this Fourth Senior Secured Notes Registration Rights Agreement Joinder shall have the meanings given to such terms in the Senior Secured Notes Registration Rights Agreement.

Very truly yours,

SIG COMBIBLOC LTD.

By: Name:	/s/ Chiara Brophy Chiara Brophy
Title:	Authorized Signatory
Joinder to the October 2010 Senior Secured Notes Registration Rights Agreement